                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (this "Agreement") is entered into as of February 10, 1998 by and among Autocraft Industries, Inc., an Oklahoma corporation ("Seller"), Fred Jones Industries A Limited Partnership, a Texas limited partnership ("Stockholder"), and Aftermarket Technology Corp., a Delaware corporation ("Buyer").

                                R E C I T A L S

          A. Seller's OEM Division is engaged in, among other thing, (i) the remanufacture of transmissions and related drivetrain components for Ford Motor Company and General Motors Corporation, (ii) the remanufacture of electronic control modules, instrument display clusters, telephones and radios for certain original equipment manufacturers, (iii) the remanufacture of engines for certain original equipment manufacturers in Europe, (iv) the distribution of cellular telephones for AT&T Wireless, and (v) material recovery services for Ford Motor Company (the "OEM Business," which term excludes Seller's operations that (x) participate in Ford's "FAR" program, (y) remanufacture non-GM transmissions for AC-Delco, or (z) are not part of the OEM Division);

          B. Stockholder, together with the Principals (as defined below), owns a majority of the issued and outstanding shares of the voting capital stock of Seller; and

          C. Buyer desires to purchase the OEM Business but not the other businesses conducted by Seller and its subsidiaries, and Stockholder and Seller desire to sell the OEM Business to Buyer on the terms and conditions set forth herein.

                               A G R E E M E N T

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows.

                                  ARTICLE I
                                 DEFINITIONS

          1.01 DEFINITIONS. The following terms, as used herein, have the following meanings:

          "ADL" means Automotive Developments Limited.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Act of 1934, as amended.

          "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state, provincial, territorial, county or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guidance, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental
Law) applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person).

          "ASSOCIATE" or "ASSOCIATED WITH" means, when used to indicate a relationship with any Person, (i) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities issued by such other Person, (ii) any trust or other estate in which such Person has a beneficial interest of more than 50% or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any parent, grandparent, aunt, uncle, sibling, child, grandchild or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

          "BENEFIT ARRANGEMENT" means any material benefit arrangement, other than an Employee Benefit Plan, maintained by the Company or any ERISA Affiliate of the Company covering present or former OEM Employees and the beneficiaries of any of them, including, without limitation, the following to the extent that they relate to present or former OEM Employees: (i) each material employment or consulting agreement; (ii) each arrangement providing for material insurance coverage for employees or workers' compensation benefits; (iii) each material incentive bonus or deferred bonus arrangement; (iv) each arrangement providing material termination allowance, severance or similar benefits; (v) each material equity compensation plan; (vi) each material deferred compensation plan; and
(vii) each material compensation policy and practice.

          "BENEFIT PLAN" means an Employee Benefit Plan or Benefit Arrangement.

          "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

          "BUYER ENVIRONMENTAL LIABILITY" means Environmental Liabilities arising as a result of the actions of Buyer, the U.K. Subsidiaries or the Mexican Joint Venture after the Closing Date.

          "COMPANY" for purposes of Article III means Seller and the Mexican Joint Venture, individually and collectively. For all other purposes, the "Company" means Seller, the U.K. Subsidiaries and the Mexican Joint Venture, individually and collectively.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "DAMAGES" means, with respect to any Person, all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, net of insurance proceeds and indemnification proceeds actually received, including without limitation,
(i) interest on cash disbursements made by such Person in respect of any of the foregoing, at the Reference Rate in effect from time to time, from the date each such cash disbursement is made until such Person shall have been indemnified in respect thereof and

(ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person, but excluding any consequential, incidental or special damages.

          "EBITDA" has the meaning set forth in the Share Purchase Agreement.

          "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in
Section 3(3) of ERISA, that is sponsored or contributed to by the Company or any ERISA Affiliate thereof covering present or former OEM Employees.

          "EMPLOYEE PENSION BENEFIT PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, including a Multiemployer Plan.

          "ENVIRONMENTAL LAWS" means all Applicable Laws relating to Hazardous Substances, occupational health and safety, or the environment including, without limitation, (i) all Applicable Laws pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, (ii) all Applicable Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and
(iii) the Resource Conservation and Recovery Act (RCRA), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act (TSCA), the Environmental Act of 1995 of England and Wales and all requirements promulgated pursuant to any of these or analogous domestic or foreign, federal, state, provincial, territorial, county or local statutes.

          "ENVIRONMENTAL LIABILITIES" means Liabilities of a Person that arise under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code.

          "GAAP" means generally accepted accounting principles in the United States as in effect at the time the relevant financial statement is prepared, applied on a consistent basis.

          "GOVERNMENTAL AUTHORITY" means any foreign or domestic, federal, territorial, state, provincial, county or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "GROUP HEALTH PLAN" means any group health plan, as defined in
Section 5000(b)(1) of the Code.

          "HAZARDOUS SUBSTANCE" means any substance or material (i) the presence of which requires investigation or remediation under any Applicable Law,
(ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law,
(iii) that is defined as a "hazardous waste" or "hazardous substance" under any Applicable Law, (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the OEM Business or the Company, (v) the presence of which constitutes a nuisance, trespass or other tortious condition, or (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols
(PCBs) or asbestos.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEBTEDNESS" means all liabilities and obligations, contingent or otherwise, of Seller (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, other than those incurred in the ordinary course of its business that constitute trade payables to trade creditors but only to the extent that such trade payables relate to the OEM Business, (iv) evidenced by a bankers' acceptance or similar instrument issued or accepted by banks, (v) for the capitalized amount of a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, (vi) evidenced by a letter of credit or a reimbursement obligation of Seller with respect to any letter of credit, and (vii) any of the foregoing of another Person as to which Seller is a guarantor or otherwise liable (except endorsements of customer checks in the ordinary course of business). "Indebtedness" shall also include any interest on, or prepayment penalty or redemption premium with respect to, any Indebtedness.

          "INDEMNIFYING PARTY" means (i) Stockholder or Seller when any Buyer Indemnitee is asserting a claim under Sections 9.01(a), or (ii) Buyer when any Seller Indemnitee is asserting a claim under Sections 9.01(b).

          "INDEMNITEE" means (i) each of Buyer and its Affiliates with respect to any claim for which Stockholder and Seller are Indemnifying Parties under Sections 9.01(a), or (ii) Seller and its Affiliates (including, without limitation, Stockholder) with respect to claims for which Buyer is an Indemnifying Party under Sections 9.01(b).

          "IRS" means the Internal Revenue Service.

          "KNOWLEDGE" means, with respect to any Person that is a legal entity, all things actually known, after due inquiry, by any director, executive officer, trustee or general partner, as the case may be, of such Person. Due inquiry with respect to a particular matter shall be satisfied if inquiry has been made to those members of such Person's management whose job responsibilities are such that they reasonably would be expected to have information regarding such matter.

          "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

          "LIEN" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset, but excluding liens for taxes not yet due and payable.

          "MATERIAL ADVERSE EFFECT" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of the Company or the OEM Business that results in a material adverse effect on, or a material adverse change in, the Transferred Assets or the OEM Business taken as a whole.

          "MATERIAL TITLE DEFECT" means any condition of title that will materially interfere with Buyer's operation of a Transferred Asset in the manner in which Seller has historically operated such asset. Without limiting the generality of the foregoing, "Material Title Defect" shall include any of the following to the extent that it will materially interfere with Buyer's operation of a Transferred Asset in the manner in which Seller has historically operated such asset: (i) lack of access to any Real Property for the benefit of Buyer,
(ii) material violations of zoning laws or regulations, (iii) zoning or building restrictions, and (iv) easements, rights of way and servitudes for the benefit of third Persons.

          "MEXICAN JOINT VENTURE" means Fred Jones de Mexico, S.R.L. de C.V.

          "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in
Section 3(37) and 4001(a)(3) of ERISA.

          "OEM EMPLOYEE" means any employee of the Company or any of its Affiliates or ERISA Affiliates who devotes substantially all of his or her working time to the OEM Business.

          "OUTSIDE DATE" means April 30, 1998; PROVIDED, HOWEVER, that the "Outside Date" shall mean May 31, 1998 if by April 30, 1998 the parties have not received clearance under the HSR Act (whether by termination or expiration of the waiting period under the HSR Act or otherwise) to complete the transactions contemplated by this Agreement.

          "PERMITTED LIENS" means those Liens listed on SCHEDULE 1.01 hereto.

          "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

          "PLAN AFFILIATE" means, with respect to any Person, any Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such Benefit Plan.

          "PRINCIPALS" means Messrs. Fred J. Hall, Brooks Hall, Jr. and Kirkland Hall.

          "PROHIBITED TRANSACTION" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA, respectively.

          "PRORATION FACTOR" means the quotient of (i) EBITDA for the 12 months ending December 31, 1998 minus L1,000,000 divided by (ii) L1,000,000, PROVIDED that in no event shall the Proration Factor be less than 0.0 nor greater than 1.0.

          "REFERENCE RATE" means the per annum rate of interest publicly announced from time to time by The Chase Manhattan Bank as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

          "SHARE PURCHASE AGREEMENT" means that certain Share Purchase Agreement dated 10 October 1997 among Seller and certain other parties, including the former shareholders of ADL, pursuant to which Seller and U.K. Seller acquired all the outstanding shares of the share capital of ADL.

          "TAX" means all taxes imposed of any nature including foreign or domestic, federal, state, provincial, territorial, county or local net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

          "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Tax.

          "U.K. SELLER" means Autocraft Developments Limited, a wholly owned subsidiary of Seller and the owner of a portion of the outstanding shares of the share capital of ADL.

          "U.K. SUBSIDIARIES" means ADL, Elbar Industrial Limited (a wholly owned subsidiary of ADL), Elbar Industrial (Trading) Limited (a wholly owned subsidiary of Elbar Industrial Limited), S.E.L.E. Europe Limited (a dormant wholly owned subsidiary of Elbar

Industrial Limited), and South East Lincs Engineering Limited (a dormant wholly owned subsidiary of Elbar Industrial (Trading) Limited).

          "VENDORS" has the meaning set forth in the Share Purchase Agreement.

          "WARRANTORS" has the meaning set forth in the Share Purchase
Agreement.

          1.02 ADDITIONAL DEFINED TERMS. The following terms are defined in the Sections referred to below:

"1997 Balance Sheet" . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.08
"AAA Rules". . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 11.11(a)
"Absent OEM Employees. . . . . . . . . . . . . . . . . . . . . . . Section 7.08(a)(i)
"Accounts" . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 7.08(a)(ii)
"Agreement". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
"Assumed Liabilities". . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.03
"Buyer". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
"Buyer Indemnitees". . . . . . . . . . . . . . . . . . . . . . . . . .Section 9.01(a)
"Buyer's 401(k) Plan . . . . . . . . . . . . . . . . . . . . . . .Section 7.08(a)(ii)
Buyer's Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . Section 7.08(a)(i)
"Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.06(a)
"Closing". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.06(a)
"Contracts". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.01(d)
"Covered Employees". . . . . . . . . . . . . . . . . . . . . . . .Section 7.08(a)(ii)
"Equipment". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.01(b)
"Excluded Assets". . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.02
"Excluded Liabilities" . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.04
"Hired OEM Employees . . . . . . . . . . . . . . . . . . . . . . . Section 7.08(a)(i)
"Insurance Policies" . . . . . . . . . . . . . . . . . . . . . . . . .Section 3.20(a)
"Intellectual Property Rights" . . . . . . . . . . . . . . . . . . . .Section 3.18(a)
"Inventory". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 2.01(c)
"Leased Real Property" . . . . . . . . . . . . . . . . . . . . . . . .Section 3.09(a)
"Leases" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 3.09(b)
"OEM Business" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recital A
"Owned Real Property". . . . . . . . . . . . . . . . . . . . . . . . .Section 3.09(a)
"Permits". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.14
"Personal Property Leases" . . . . . . . . . . . . . . . . . . . . . .Section 3.09(b)
"Proceedings". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.12
"Real Property". . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 3.09(a)
"Required Approvals and Consent" . . . . . . . . . . . . . . . . . . . . Section 3.04
"Scheduled Contracts". . . . . . . . . . . . . . . . . . . . . . . . .Section 3.13(a)
"Seller" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble
"Seller Indemnitees" . . . . . . . . . . . . . . . . . . . . . . . . .Section 9.01(b)
"Seller's 401(k) Plan" . . . . . . . . . . . . . . . . . . . . . .Section 7.08(a)(ii)
"Stockholder". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Preamble

"Subsequent Material Contract" . . . . . . . . . . . . . . . . . .Section 5.01(b)(iv)
"Transferred Assets" . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.01

                                 ARTICLE II
                             TRANSFER OF ASSETS

          2.01. TRANSFER OF ASSETS BY SELLER. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Seller and Seller agrees to sell or cause to be sold to Buyer at the Closing, free and clear of all Liens other than Permitted Liens, all the assets, properties, rights, licenses, permits, contracts, causes of action and claims, of every kind and description as the same shall exist on the Closing Date (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, that are used by, owned by, leased by or in the possession of Seller in connection with the OEM Business, whether or not reflected on the books and records of Seller, including all assets shown on the 1997 Balance Sheet and not disposed of in the ordinary course of business or as permitted by this Agreement prior to the Closing Date (the collective assets, properties, rights, licenses, permits, contracts, causes of action and claims to be transferred to Buyer by Seller pursuant hereto are referred to collectively herein as the "Transferred Assets") and including without limitation all right, title and interest of Seller in, to and under the following, to the extent owned or leased by Seller at the time of Closing to the extent that such assets are used in or relate to the OEM Business:

               (a) all real property, including, without limitation, leases (whether capitalized or operating), all buildings, fixtures and improvements on and appurtenances to real property, and all leasehold improvements relating to any leased real property, including the foregoing listed on SCHEDULE 3.09(a)(i);

               (b) all machinery, equipment, furniture, office equipment, computer equipment (including all hardware and software), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing) of Seller ("Equipment") including any of the foregoing listed on SCHEDULE 2.01(b);

               (c) all items of inventory notwithstanding how classified in the financial records of Seller, including all raw materials, purchased parts, work-in-process, finished goods, supplies, spare parts and samples ("Inventory");

               (d) all contracts, agreements, options, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party, including the Scheduled Contracts and the Subsequent Material Contracts (the "Contracts"), (i) including, without limitation, all rights of Seller and U.K. Seller under the Share Purchase Agreement except as otherwise provided in Section 2.02(c), but (ii) excluding any documents executed in connection with the Share Purchase Agreement except as otherwise expressly provided herein;

               (e) all books, records, files and papers of Seller, whether in hard copy or computer format, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present and former employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose;

               (f) all prepaid charges and expenses of Seller other than prepaid insurance, including any such charges and expenses with respect to ad valorem taxes, leases and rentals and utilities;

               (g)  cash;

               (h) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller affecting any of the Transferred Assets;

               (i) except as otherwise provided in Section 5.06, all of Seller's patents, copyrights, trademarks, trade names, service marks, service names, designs, know-how, processes, trade secrets, inventions, and other proprietary data, including any of the foregoing listed on SCHEDULE 3.18;

               (j) all transferable franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by Seller, whether or not actually utilized by Seller;

               (k) all lists of present customers and lists of former customers;

               (l) all goodwill associated with the OEM Business or the Transferred Assets;

               (m)  all product designations used in Seller's catalogs;

               (n) all accounts receivable and notes receivable (including, without limitation, any gainsharing payments from customers and rebates from suppliers), together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any security or collateral therefor;

               (o) all of the outstanding shares of the share capital of ADL and Seller's interest in the Mexican Joint Venture; and

               (p)  all assets of any kind or nature at the locations listed on
SCHEDULE 2.01(p).

          2.02. EXCLUDED ASSETS. Buyer expressly understands and agrees that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Transferred Assets and shall be retained by Seller:

               (a)  those assets listed on SCHEDULE 2.02;

               (b) those assets of Seller that are completely unrelated to the OEM Business;

               (c) all rights of Seller and U.K. Seller under paragraphs 2, 3 (except for paragraph 3.2), 4, 5, 6, 8, 12 and 13 of the Share Purchase Agreement;

               (d)  the outstanding shares of the share capital of U.K. Seller;
and

               (e) the originals of Seller's books and records to the extent that Seller provides copies thereof to Buyer.

          2.03. ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees, effective at the time of Closing, to assume and in due course perform, pay and discharge each of the following (the "Assumed Liabilities"):

               (a) all Liabilities and obligations of Seller arising after the Closing under Contracts and Leases included in the Transferred Assets;

               (b) all trade payables of the OEM Business arising in the ordinary course of business as of the Closing Date;

               (c) all obligations to OEM Employees hired by Buyer for accrued vacation and personal days as of the Closing Date;

               (d) except as otherwise provided in Section 2.04(j), all obligations of Seller under the Share Purchase Agreement; and

               (e) all Liability arising out of warranty claims relating to the products of the OEM Business pursuant to any of the warranties contained in the Scheduled Contracts and the Subsequent Material Contracts.

          2.04. EXCLUDED LIABILITIES. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Closing Date) become liable for, any of the Liabilities of Seller or any of its Affiliates or any ERISA Affiliate of any of the foregoing other than the Assumed Liabilities (the "Excluded Liabilities"). The Excluded Liabilities shall include, without limitation, the following Liabilities:

               (a) any Liability of any of Seller or any of its Affiliates or any ERISA Affiliate of any of the foregoing whether currently in existence or arising hereafter that is not attributable to, or that does not arise out of the conduct of, the OEM Business;

               (b) any Liability whether presently in existence or arising hereafter relating to an Excluded Asset;

               (c) except as otherwise provided in Section 6.03, any Environmental Liability (including any Environmental Liability of any U.K. Subsidiary or the Mexican Joint Venture), whether presently in existence or arising hereafter, other than Buyer Environmental Liabilities;

               (d) any Liability whether currently in existence or arising hereafter relating to fees, commissions or expenses owed to any broker, finder, investment banker, attorney, accountant or other intermediary or advisor employed by Stockholder, Seller or any of their Affiliates in connection with the transactions contemplated hereby or otherwise;

               (e) any Liability the existence of which constitutes a breach of any representation or warranty of Stockholder and Seller hereunder;

               (f) any contingent Liabilities of Seller related to any transactions by Seller prior to the date hereof except Liabilities that Buyer has expressly agreed to assume pursuant to the terms of this Agreement;

               (g)  any Liability related to Indebtedness;

               (h) except as set forth on SCHEDULE 7.05, any Liability for Taxes, including, without limitation, any Taxes relating to Seller's operations on or prior to the Closing Date that may be imposed upon Buyer after the Closing Date as the successor to Seller;

               (i) except as otherwise provided in Section 2.03(c), any Liability arising under any of Seller's Benefit Plans;

               (j) any Liability of Seller or U.K. Seller under any of paragraphs 2, 3 (except for paragraph 3.2), 4, 5, 6, 8, 12 and 13 of the Share Purchase Agreement, or any liability of Seller or U.K. Seller under any other paragraph of the Share Purchase Agreement to the extent that such liability constitutes an accrued payment obligation as of the Closing Date;

               (k) any Liability of Seller for accrued payroll for its employees, including accrued payroll as of the Closing Date for OEM Employees; and

               (l)  any Liability of Seller arising under this Agreement.

Any Liability that is listed in both Section 2.03 and Section 2.04 shall be deemed an Excluded Liability.

          2.05.     ASSIGNMENT OF CONTRACTS AND RIGHTS.

               (a) With respect to any material Contract and any claim, right or benefit arising thereunder or resulting therefrom that constitute Transferred Assets, promptly after the date hereof, to the extent requested by Buyer, Seller will use reasonable efforts to obtain the written consent of the other parties to any such Contract to the assignment thereof to Buyer or written confirmation from such parties reasonably satisfactory in form and substance to Buyer confirming that such consent is not required. In this regard, Seller's reasonable efforts will not include the payment of money.

               (b) If such consent, waiver or confirmation is not obtained with respect to any such Contract and notwithstanding the provisions of
Section 8.01(b) Buyer elects to consummate the Closing, Seller and Buyer shall cooperate in an arrangement reasonably satisfactory to Buyer and Seller under which Buyer will obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Buyer, or under which Seller will enforce for the benefit of Buyer, with Buyer assuming Seller's obligations to be performed after the Closing Date, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under or with regard to any Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.05(b).

               (c) Buyer understands that Seller and Stockholder will not attempt to obtain the consent of the Vendors to the assignment of the Share Purchase Agreement rights listed in Section 2.01(d). If at any time after the Closing Date any Vendor fails or refuses to provide to Buyer the benefit of any such rights, Seller shall, at the request and expense of Buyer, take all action reasonably necessary to enforce such rights on behalf of Buyer.

          2.06.  CLOSING.

               (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of McAfee & Taft, Two Leadership Square, 10th Floor, Oklahoma City, Oklahoma on March 2, 1998 or such other date as to which Buyer and Seller may agree (the "Closing Date"), unless this Agreement is terminated pursuant to Section 10.01.

               (b) At the Closing, Buyer shall pay (i) $101,500,000 to Seller, $9,750,000 to U.K. Seller, and (iii) subject to approval by Seller's shareholders pursuant to Section 280G(b)(5) of the Code, $1,250,000 to Stockholder, in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by the recipients prior to the Closing. If approval of Seller's shareholders as described in Section 280G(b)(5) of the Code is not obtained for the payment described in clause
(iii) above, such payment shall be paid to Seller instead of Stockholder.

               (c) Seller shall deliver or cause to be delivered to Buyer such bills of sale, certificates of title, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (which in the case of Intellectual Property Rights, shall be documents immediately recordable in the respective countries of origin) of such rights as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all of Seller's right, title and interest in, to and under the Transferred Assets.

          2.07. POST CLOSING PAYMENTS.

               (a) If the audited consolidated profit and loss accounts for the U.K. Subsidiaries for the 12 months ending December 31, 1998 show that EBITDA for such period was greater than L1,000,000, then Buyer shall pay to Seller an amount equal to (i) $12,500,000 multiplied by the Proration Factor minus (ii) the aggregate amount, if any, that Buyer pays to the Vendors pursuant to paragraph 3.2 of the Share Purchase Agreement. EBITDA for such period will be determined in accordance with the terms of the Share Purchase Agreement and with respect to such determination Buyer shall have the rights and obligations of "Purchaser" under the Share Purchase Agreement and Seller shall have the rights and obligations of the Vendors under the Share Purchase Agreement.

               (b) If Buyer is required to pay an aggregate amount to the Vendors pursuant to paragraph 3.2 of the Share Purchase Agreement that exceeds the amount, if any, that Buyer is required to pay to Seller pursuant to Section 2.07(a), Seller shall pay to Buyer an amount equal to such excess.

               (c) Any payment required by to be made to Buyer or Seller pursuant to this Section 2.07 shall be paid within three Business Days after the final determination of the amount of such payment and shall be made in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by the recipient.

          2.08. PURCHASE PRICE ALLOCATION.  Prior to the Closing Date,
Buyer and Seller shall agree upon the final allocation of the payment to be made to Seller at Closing among the Transferred Assets for purposes of complying with Section 1060 of the Code and making any required filings under state or local law and shall set forth such allocation on a statement. Buyer and Seller shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation statement and shall not take any position inconsistent therewith. The payment made at Closing to U.K. Seller and the payment, if any, to be made pursuant to
Section 2.07 shall be allocated to the shares of ADL.

                             ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF
                       STOCKHOLDER AND SELLER

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Stockholder and Seller represent and warrant to Buyer as follows:

          3.01  EXISTENCE, GOOD STANDING AND POWER.

               (a) Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Oklahoma and has all corporate power and all governmental licenses, authorizations, consents, approvals and qualifications required to carry on its business as now conducted and to own and operate its assets as now owned and operated except where, in the aggregate, the failure to have such licenses, authorizations, consents, approvals and qualifications would not have a Material Adverse Effect.
Seller is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material. SCHEDULE 3.01, sets forth those states in which Seller is duly qualified to do business and in good standing.

               (b) Stockholder is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Texas and has all partnership power and all governmental licenses, authorizations, consents, approvals and qualifications required to carry on its business as now conducted and to own and operate its assets as now owned and operated except where, in the aggregate, the failure to have such licenses, authorizations, consents, approvals and qualifications would not have a Material Adverse Effect.

               (c) The general partner of Stockholder is a corporation duly organized and validly existing and in good standing under the laws of the State of Texas and has all corporate power and all governmental licenses, authorizations, consents, approvals and qualifications required to carry on its business as now conducted and to own and operate its assets as now owned and operated except where, in the aggregate, the failure to have such licenses, authorizations, consents, approvals and qualifications would not have a Material Adverse Effect.

               (d) Each of the U.K. Subsidiaries is in good standing under the laws of England and Wales.

               (e) The Mexican Joint Venture is a Sociedad de Responsabilidad Limitada Con Capital Variable duly formed and validly existing and in good standing under the laws of the United Mexican States, and has all corporate power and all governmental licenses, authorizations, consents, approvals and qualifications required to carry on its business as now conducted and to own and operate its assets as now owned and operated except where, in the aggregate, the failure to have such licenses, authorizations, consents, approvals and qualifications would not have a Material Adverse Effect.

          3.02 AUTHORIZATION AND ENFORCEABILITY. Stockholder and Seller have the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including, in the case of Seller, the transfer, conveyance and sale of the Transferred Assets to Buyer. This Agreement has been duly and validly executed and delivered by Stockholder and Seller and constitutes the legal, valid and binding agreement of each of them, enforceable against each of them in accordance with the terms of this Agreement, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

          3.03 NON-CONTRAVENTION. The execution, delivery and performance by Seller and Stockholder of this Agreement do not and will not
(i) contravene or conflict with the charter or bylaws of Seller, true and correct copies of which have been delivered to Buyer, (ii) contravene or conflict with the partnership agreement of Stockholder, (iii) assuming receipt of the Required Approvals and Consents, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Company, Stockholder, the OEM Business or the Transferred Assets, (iv) assuming receipt of the Required Approvals and Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company is entitled under, any material Contract or any Permit or similar authorization relating to the Company, the OEM Business or the Transferred Assets by which the Company, the OEM Business or the Transferred Assets may be bound, or (v) result in the creation or imposition of any Lien on any Transferred Assets.

          3.04 REQUIRED APPROVALS AND CONSENTS. SCHEDULE 3.04 lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required under Applicable Law to be obtained or made by Stockholder or the Company by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to comply with Applicable Law or avoid the loss of any material Permit, and (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by the Company by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (the "Required Approvals and Consents"). To the Knowledge of Seller or Stockholder, there are no facts relating to the identity or circumstances of the Company, Stockholder or the Transferred Assets that would prevent or materially delay obtaining any of the Required Approvals and Consents. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors of Seller and the necessary vote of the stockholders of Seller.

          3.05 CAPITAL STOCK OF SELLER. Stockholder owns of record and beneficially shares of the outstanding capital stock of Seller constituting approximately 40% of the aggregate voting power of such outstanding capital stock. The Principals collectively own of record and beneficially shares of the outstanding capital stock of Seller constituting approximately 16% of the aggregate voting power of such outstanding capital stock.

          3.06  SUBSIDIARIES AND OTHER INTERESTS.

               (a) The outstanding shares of the share capital of U.K. Seller and each of the U.K. Subsidiaries are owned, either directly or indirectly, of record and beneficially by Seller. There are not outstanding
(i) any options, warrants or other rights to purchase from any Person any shares of U.K. Seller or any U.K. Subsidiary, (ii) any securities convertible into or exchangeable for shares of U.K. Seller or any U.K. Subsidiary, or
(iii) any other commitments of any kind for the issuance of additional shares or options, warrants or other securities of U.K. Seller or any U.K. Subsidiary.

               (b) The corporate capital of the Mexican Joint Venture consists of 2,309,420 votes, which are issued and outstanding on the date hereof. Seller owns of record and beneficially 1,247,086.8 votes of such corporate capital. Seller has not granted to any person any option, warrant, or other right to purchase any of Seller's interest in the Mexican Joint Venture other than contractual rights granted to other members of the Mexican Joint Venture (such as rights of first refusal) as set forth in Article X11 of the Operating Agreement of the Mexican Joint Venture, a true and correct copy of which has been furnished to Buyer.

               (c) The OEM Business does not include, either directly or indirectly, any interest in any Person other than the U.K. Subsidiaries and the Mexican Joint Venture.

          3.07  FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

               (a) Attached hereto as EXHIBIT A are true and complete copies of the consolidated balance sheets and related consolidated statements of operations, cash flows and change in net assets for the OEM Business as of and for the 12 months ended June 30, 1997 and the six months ended December 31, 1997 and the consolidated balance sheet and related consolidated statement of operations for the OEM Business as of and for the 12 months ended June 30, 1996. The December 31, 1997 balance sheet is referred to herein as the "1997 Balance Sheet." Each of the financial statements has been prepared based on the books and records of Seller in accordance with GAAP (except for the omission of footnotes and adjustments, consisting only of normal recurring adjustments, in the case of the quarterly statements) and Seller's normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition and results of operations of the OEM Business as of the dates indicated or for the periods indicated. The financial statements as of and for the 12 months ended June 30, 1997 have been audited by the accounting firm of Grant Thornton L.L.P.

               (b) There are no material Liabilities relating to the OEM Business or the Transferred Assets except for those Liabilities set forth on the 1997 Balance Sheet or set forth on SCHEDULE 3.07, except for those arising since the date of the 1997 Balance Sheet in the ordinary course of business consistent with past practices.

          3.08  ABSENCE OF CERTAIN CHANGES.  Except as set forth on
SCHEDULE 3.08, since the date of the 1997 Balance Sheet, the OEM Business has been conducted in the ordinary course, and with respect to the OEM Business there has not been:

               (a) any event, occurrence, development or state of circumstances or facts or change in the Company or the OEM Business (including any damage, destruction or other casualty loss, but excluding changes in general economic conditions) affecting the Company or the OEM Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

               (b) any incurrence of, or change in, any material Liability relating to the OEM Business other than in the ordinary course of business;

               (c) any creation, assumption or sufferance of the existence of any Lien on any of the Transferred Assets;

               (d) to the extent related to the OEM Business, any material transaction or commitment made, or any material Contract entered into, by the Company, or any waiver, amendment, termination or cancellation of any material Contract by the Company, or any relinquishment of any rights thereunder by the Company, or of any other material right or debt owed to the Company, other than in each such case actions taken in the ordinary course of business consistent with past practice;

               (e) except for actions taken in the ordinary course of business consistent with past practice that are not, in the aggregate, material, (i) any grant of any severance, continuation or termination pay to any OEM Employee, (ii) any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any OEM Employee, (iii) any increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any OEM Employee, (iv) any except as required by Applicable Law, increase in compensation, bonus or other benefits payable or potentially payable to OEM Employee, (v) any except as required by Applicable Law, change in the terms of any bonus, pension, insurance, health or other Benefit Plan of the Company, or (vi) any representation of the Company to any employee or former employee of the Company that Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date (except to the extent that any such representation is consistent with the terms hereof);

               (f) any material change by the Company in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change by the Company of its current practices with regard to sales, receivables, payables or accrued expenses that would affect the timing of recognition of income, collection of receivables or payment of payables; or

               (g) the entering into of any Contract or other arrangement between the Company and any OEM Employee or any of their respective Affiliates or Associates.

          3.09  TANGIBLE ASSETS.

               (a) SCHEDULE 3.09 (a)(i) sets forth a true and complete list of all (i) real property owned by Seller and used in the conduct of the OEM Business, other than property included in the Excluded Assets (the "Owned Real Property") and (ii) real property leased by Seller and used in the conduct of the OEM Business, other than that included in the Excluded Assets (the "Leased Real Property" and together with the Owned Real Property, the "Real Property").
SCHEDULE 3.09(a)(ii) sets forth a true and complete list of all personal property leases or licenses relating to the OEM Business (A) to which the Company is a party or by which the Company is bound and (B) that provide for annual payments by the Company in excess of $100,000 and that cannot be terminated without charge by the Company within 30 days (the "Personal Property Leases").

               (b) With respect to the Personal Property Leases and the leases relating to the Leased Real Property (collectively, the "Leases"), except as set forth on SCHEDULE 3.09(b), there exist no defaults by the Company, or, to the Knowledge of Seller or Stockholder, any default or threatened default by any lessor or third party thereunder, that has materially affected or could reasonably be expected to materially affect the rights and privileges thereunder of the Company. Assuming the Required Approvals and Consents are obtained, the consummation of the transactions contemplated hereby will not result in a breach of, or give any Person the right to terminate, any Lease or result in any material adverse change in the terms of any Lease.

               (c) The Company has (i) a good and valid leasehold interest in each piece of Leased Real Property, (ii) a good and valid leasehold interest in the personal property subject to the Personal Property Leases,
(iii) good and valid fee simple title to each piece of Owned Real Property, and (iv) good and valid title to its other tangible assets used in the OEM Business. Except as set forth on SCHEDULE 3.09(c), the Company holds title to each Transferred Asset free and clear of all Liens. All of the Transferred Assets are free of Material Title Defects. To the Knowledge of Seller and Stockholder, there are no encroachments, overlaps, boundary disputes or other matters affecting the Owned Real Estate that would be disclosed by an accurate survey of the Owned Real Estate. Seller and Stockholder make no representation or warranty regarding the status of the title of any landlord to any Leased Real Property or the title of any lessor to any property subject to a Personal Property Lease.

               (d) Except as disclosed in SCHEDULE 3.09(d), the Company has not received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to detrimentally affect the use or operation of any Real Property, nor has the Company received notice of any special assessment proceedings affecting any Real Property, or applied for any change to the zoning or land use status of any Real Property.

               (e) Since January 1, 1996, the Company has not experienced any material interruption in the delivery to any of the Real Property of adequate quantities of any utilities (including without limitation electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including without limitation foul and surface water drainage) required by the Company during such period.

               (f) SCHEDULE 3.09(f) sets forth the description and location of each item of tangible personal property (other than Inventory) that constitutes a Transferred Asset and on the date hereof has a depreciated book value per unit in excess of $100,000.

               (g) All of the buildings, fixtures and other improvements located on the Real Property and all the tangible personal property listed on
SCHEDULE 3.09(f) are in good operating condition and repair.

               (h) Except for the real property that will be the subject of the leases referred to in Section 7.06, the Transferred Assets constitute all the assets necessary to operate the OEM Business as a going concern substantially in the same manner as conducted prior to the date hereof.

          3.10 AFFILIATES. Except as set forth in SCHEDULE 3.10, neither Seller nor Stockholder nor any officers or directors or other stockholder of Seller (or any immediate family member of any such officer or director or other stockholder) now has or at any time since January 1, 1996, had, either directly or indirectly, an equity or debt interest in any Person that furnishes or sells or during such period furnished or sold services or products to the Company with respect to the OEM Business or purchases or during such period purchased from the Company with respect to the OEM Business any goods or services, or otherwise does or during such period did business with the Company with respect to the OEM Business of a material nature or amount; PROVIDED, HOWEVER, that neither Seller, nor Stockholder nor any of Seller's officers or directors or other stockholders (or any immediate family member thereof) shall be deemed to have such an interest solely by virtue of the ownership of less than 5.0% of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

          3.11 INVENTORIES. Subject to any reserve therefor that is included in the 1997 Balance Sheet and except as disclosed in SCHEDULE 3.11, all Inventories of the OEM Business (i) have been acquired or manufactured in the ordinary course of business, in accordance with the Company's normal inventory practices, (ii) are of a usable quality (including processing into merchantable finished inventories for sale in the ordinary course of business), free of any material defect or deficiency, (iii) are in merchantable and undamaged condition and meet customer specifications, and
(iv) are carried on the books of the Company at the lower of cost or market.

          3.12 LITIGATION. Except as disclosed on SCHEDULE 3.12, (i) to the Knowledge of Seller and Stockholder there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the Knowledge of Seller or Stockholder, threatened, against or affecting the Company with respect to the OEM Business, the OEM Business or the Transferred Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller or Stockholder from complying with the terms and provisions of this Agreement, and (ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of the Company with respect to the OEM Business, the OEM Business or the Transferred Assets.

          3.13  CONTRACTS.

               (a) SCHEDULE 3.13(a) sets forth a complete list of the following Contracts of the Company (collectively with the Leases, the "Scheduled Contracts"):

                    (i) each Contract between the Company and (A) any present or former OEM Employee, (B) any supplier of services or products whose dollar volume of sales to the OEM Business exceeded $100,000 during the 12 months ended June 30, 1997 or is expected to exceed $100,000 during the 12 months ending June 30, 1998, and (C) any Person in which the aggregate payments made to the OEM Business under such Contract exceeded $100,000 during the 12 months ended June 30, 1997 or is expected to exceed $100,000 during the 12 months ending June 30, 1998;

                    (ii) each other agreement or arrangement of the Company that relates to the OEM Business and (A) requires the payment or incurrence of Liabilities or the rendering of services by the Company, subsequent to the date of this Agreement, of more than $100,000 and (B) cannot be terminated without charge by the Company within 30 days;

                    (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, the deferred purchase price of any Transferred Asset (whether incurred, assumed, guaranteed or secured by any asset);

                    (iv) to the extent that any of the following cannot be terminated without charge by the Company within 30 days, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services of the OEM Business to which the Company is a party or by which the Company is otherwise bound;

                    (v) each agreement or covenant not to compete by which the OEM Business is bound and each joint venture agreement to which the Company is a party with respect to the OEM Business; and

                    (vi) all other material contracts, commitments and obligations relating to the OEM Business that are not in the ordinary course of business.

               (b) Except as disclosed in SCHEDULE 3.13(b), each Scheduled Contract is a legal, valid and binding obligation of the Company and, to the Knowledge of Seller and Stockholder, enforceable (except to the extent such enforceability may be limited by bankruptcy, equity and creditors' rights generally) against the Company and, to the Knowledge of Seller and Stockholder, each such other party in accordance with its terms, and neither the Company nor, to the Knowledge of Seller and Stockholder, any other party thereto is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each written Scheduled Contract have been delivered to Buyer.

               (c) SCHEDULE 3.13(c) sets forth a list (by name and address) of the customers to whom the Company made sales of more than $5,000,000 and vendors providing more than $5,000,000 of services or products to the Company during the 12 months ended June 30, 1997 together with the approximate dollar amount of sales by or services or products provided to the Company during said period.

          3.14 PERMITS. SCHEDULE 3.14 sets forth all material approvals, authorizations, certificates, consents, licenses, orders, permits, qualifications or other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the OEM Business or the Transferred Assets in substantially the same manner as currently operated or affecting or relating in any way to the OEM Business or the Transferred Assets (the "Permits"). Except as set forth on SCHEDULE 3.14, each Permit is valid and in full force and effect in all material respects and, assuming the related Required Approvals and Consents are obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired or have the terms thereof changed in any material respect as a result of the transactions contemplated hereby.

          3.15 COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth in
SCHEDULE 3.15, the operation of the OEM Business has not violated or infringed, and does not violate or infringe, any material Applicable Law.

          3.16 EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL; AND EMPLOYEE
BENEFITS.

               (a)  SCHEDULE 3.16 sets forth a list of all Benefit Plans.
Seller has made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans available to Buyer. Seller has made available to Buyer a copy of the three most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan.

               (b) Neither Seller nor any ERISA Affiliates of Seller sponsors, maintains or contributes to, or, within the last five years, has sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan.

               (c) Except as set forth in SCHEDULE 3.16, no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated by this Agreement.

               (d) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Seller nor any ERISA Affiliates of Seller has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of Seller or Stockholder, is there a basis for any such claim. No officer, director or employee of Seller has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

               (e) Other than routine claims for benefits, there is no claim pending or to the Knowledge of Seller or Stockholder threatened, involving any Benefit Plan by any Person against such plan or Seller or any ERISA Affiliate. There is no pending or, to the Knowledge of Seller or Stockholder, threatened proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

               (f) Each Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code, including, but not limited to, all applicable reporting and disclosure requirements. Seller and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and Seller and each ERISA Affiliate shall continue to do so through the Closing.

               (g) With respect to any Group Health Plans maintained by Seller or its ERISA Affiliate, whether or not for the benefit of Seller and its ERISA Affiliate, Seller and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code. Except as set forth on SCHEDULE 3.16, Seller is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including, without limitation, any Group Health Plan, or pursuant to any agreement or understanding, other than as required by Code
Section 4980B.

          3.17 LABOR AND EMPLOYMENT MATTERS.

               (a) Except as set forth on SCHEDULE 3.17, no collective bargaining agreement exists with respect to any OEM Employees that is binding on the Company and, except as described on SCHEDULE 3.17, no petition has been filed or proceedings instituted by any OEM Employee or group of OEM Employees with any labor relations board seeking recognition of a bargaining representative which petition or proceeding is still pending. SCHEDULE 3.17 describes any organizational effort currently being made or, to the Knowledge of Seller or Stockholder, threatened by or on behalf of any labor union to organize any OEM Employees.

               (b) Except as set forth on SCHEDULE 3.17, (i) there is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of Seller or Stockholder, threatened against or directly affecting the OEM Business, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement relating to the OEM Business is pending, and no claims therefor exist; and (iii) neither Seller nor Stockholder has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any OEM Employee or group of OEM Employees.

               (c) The Company has complied and is currently complying, in all material respects, in respect of all OEM Employees, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines. Except as set forth on SCHEDULE 3.17, since January 1, 1996 the Company has not received any citation or other notification for the violation of occupational and health safety laws or regulations with respect to the OEM Business.

          3.18 INTELLECTUAL PROPERTY.

               (a) SCHEDULE 3.18 sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or tradename registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing relating to the OEM Business (the "Intellectual Property Rights").

               (b) Except as disclosed in SCHEDULE 3.18, since January 1, 1996 the Company has not been a party to any Proceeding nor, to the Knowledge of Seller or Stockholder, is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to the Company that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. Except as disclosed in
SCHEDULE 3.18, no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company, or restricting the licensing thereof by the Company to any Person. The use of the Intellectual Property Rights and the conduct of the OEM Business do not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

               (c) Except as set forth in SCHEDULE 3.18, the Company either owns the entire right, title and interest in, to and under, or has acquired in connection with the acquisition of Equipment or Inventory an implied or express license to use, any and all inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names and copyrights that are necessary for the conduct of the OEM Business in the manner that the OEM Business has heretofore been conducted. No other inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names, copyrights, licenses or applications for any of the foregoing are necessary for the unimpaired continued operation of the OEM Business in the manner that the OEM Business has heretofore been conducted.

               (d) Except as set forth in SCHEDULE 3.18, to the Knowledge of Seller and Stockholder all of the material computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on in the conduct of the OEM Business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the 20th and 21st centuries and (ii) date-related data in connection with any valid date in the 20th and 21st centuries.

          3.19 ENVIRONMENTAL COMPLIANCE.

               (a) Except as disclosed in SCHEDULE 3.19, the Company has obtained all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required under any Environmental Law in connection with the OEM Business. SCHEDULE 3.19 sets forth all material permits, licenses and other authorizations issued under any Environmental Law to the Company relating to the OEM Business.

               (b) Except as disclosed in SCHEDULE 3.19, the Company is in compliance in all material respects with all terms and conditions of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under all Environmental Laws in connection with the OEM Business and is also in compliance in all respects with all other material limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws in connection with the OEM Business.

               (c) Except as disclosed in SCHEDULE 3.19, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to or in any way affecting the Company or the OEM Business as now conducted or previously conducted that could reasonably be expected to prevent, or make more expensive, continued compliance with any Environmental Law by Buyer or any of its Affiliates after the Closing, or that may give rise to any Environmental Liability for which Buyer or any of its Affiliates could be responsible, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation affecting Buyer or any of its Affiliates (i) under any Environmental Law, (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance, or (iii) resulting from exposure to workplace hazards.

               (d) Seller and Stockholder have delivered to Buyer copies of all environmental documents, studies and reports under the control of or in the possession of Seller or Stockholder relating to (i) any facilities or real property ever owned, operated or leased by the OEM Business, or (ii) any Environmental Liability relating to the OEM Business.

          3.20 INSURANCE.

               (a) SCHEDULE 3.20 sets forth a complete and correct list of all material insurance policies of any kind currently in force with respect to the OEM Business (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate.
SCHEDULE 3.20 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. No cancellation or material amendment or increase of premiums is pending or, to the Knowledge of Seller or Stockholder, threatened with respect to any of the Insurance Policies.

               (b) No insurance company that issued any Insurance Policy, Board of Fire Underwriters or similar body, or Governmental Authority has issued a recommendation or requirement for any material changes in the conduct of the OEM Business or any repairs or other work to be done on or with respect to any material amount of Transferred Assets.

          3.21 TAX MATTERS.  Except as set forth on SCHEDULE 3.21:

               (a) There are no Taxes of Seller or deficiencies in Taxes or claims for Taxes against Seller for any taxable period that could become a liability of, or which could be assessed against or collected from, Buyer as a result of or after the transfer of assets contemplated by this Agreement.

               (b) There are no Liens against any of the Transferred Assets for Taxes other than Liens for current Taxes not yet due and payable or which are being contested in good faith; all of such Liens shall be discharged by Seller on or before the Closing Date such that Buyer acquires the Transferred Assets free and clear of any such Liens.

               (c) All amounts that are required to be collected or withheld by Seller, or with respect to Taxes of Seller, have been (or prior to the Closing will have been) duly collected or withheld and all such amounts that are required to be remitted to any taxing authority have been (or prior to the Closing will have been) duly remitted.

               (d) None of the Transferred Assets is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the Transferred Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

               (e) None of the Transferred Assets secures any debt the interest on which is tax exempt under Section 103 of the Code.

          3.22 ACCOUNTS RECEIVABLE. Except as set forth in SCHEDULE 3.22, the accounts, accounts receivable, notes and notes receivable of the OEM Business existing on the date hereof arose out of the sales of inventory or services in the ordinary course of business and are collectible in full, net of the reserve set forth on the 1997 Balance Sheet, which reserves are reasonable and were calculated consistent with past practices.

          3.23 ADVISORY FEES. Except for Bear Stearns & Co., Inc. (whose fees and expenses will be paid by Seller), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller, Stockholder or their Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates or any of their respective Associates upon consummation of the transactions contemplated by this Agreement.

          3.24 MATERIAL DISCLOSURES. No statement, representation or warranty made by Seller or Stockholder in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

          3.25 U.K. SUBSIDIARIES. The representations and warranties of the Vendors and Warrantors contained in the Share Purchase Agreement were true and correct in all material respects on and as of October 10, 1997, and since October 10, 1997 there have been no changes in the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities or any other aspects of the U.K. Subsidiaries, except for those occurring in the ordinary course of business that would not have a Material Adverse Effect. The Share Purchase Agreement has not been amended from the form delivered to Buyer prior to the date hereof and Seller and U.K. Seller have not waived any rights to which they are entitled thereunder.

                                 ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Stockholder and Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Stockholder and Seller that:

          4.01 ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and all governmental licenses, authorizations, consents, approvals and qualifications required to carry on its business as now conducted and to own and operate its assets as now owned and operated except where, in the aggregate, the failure to have such licenses, authorizations, consents, approvals and qualifications would not have a material adverse effect on Buyer. Buyer is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material

          4.02 AUTHORIZATION AND ENFORCEABILITY. Buyer has full corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable against it in accordance with the terms of this Agreement, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

          4.03 REQUIRED APPROVALS AND CONSENTS. There are no governmental or other registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications or waivers required to be obtained or made by Buyer by virtue of its execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, except for (i) those required under the HSR Act, (ii) those required under the Revolving Credit Agreement between Buyer and The Chase Manhattan Bank, as agent, and (iii) those that have already been obtained. To the Knowledge of Buyer, there are no facts relating to the identity or circumstances of Buyer that would prevent or materially delay obtaining any of the foregoing.

          4.04 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement does not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer, or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer.

          4.05 ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from Seller or Stockholder or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

          4.06 LITIGATION. There is no Proceeding pending against, or to the Knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

          4.07 PRESENT INTENTION REGARDING MISREPRESENTATIONS. Buyer has no present intention to assert any claim against Seller or Stockholder relating to any inaccuracy or misrepresentation in or breach of any representation or warranty of Seller or Stockholder contained herein.

                                  ARTICLE V

                     COVENANTS OF STOCKHOLDER AND SELLER

          5.01 CONDUCT OF THE OEM BUSINESS. From the date hereof until the Closing Date, Seller shall, and Stockholder shall cause the Company to, conduct the OEM Business in the ordinary course and in substantially the same manner as it has prior to the date of this Agreement and agrees, other than in the ordinary course of business, not to enter into any material agreements or take any other significant actions without the prior written consent of Buyer, which shall not be unreasonably withheld. Seller shall use its reasonable efforts to preserve intact the OEM Business and the OEM Business organizations and relationships and goodwill of Seller with third parties and keep available the services of the present OEM Employees. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, from the date hereof until the Closing Date:

               (a)  Seller will, and Stockholder will cause the Company to:

                    (i) (A) maintain the assets of the OEM Business in the ordinary course of business consistent with past practice in operating order and condition, reasonable wear and tear excepted, (B) promptly repair, restore or replace any assets of the OEM Business in the ordinary course of business consistent with past practice, (C) upon any damage, destruction or loss to any of the assets of the OEM Business, apply any and all insurance proceeds received with respect thereto to the repair, replacement and restoration thereof prior to the Closing Date to the condition of the assets of the OEM Business before such event (or in lieu of such repair, replacement and restoration, pay such insurance proceeds to Buyer upon the Closing), (D) use its best efforts to obtain, prior to the Closing Date, all Required Approvals and Consents, and (E) take all actions reasonably necessary to be in compliance with, and to maintain the effectiveness of, all material Permits;

                    (ii) comply with all material Applicable Laws relating to the OEM Business;

                    (iii) promptly notify Buyer in writing of (A) any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, other than changes in general economic conditions, (B) the commencement of any material Proceeding by or against the Company or Stockholder relating to the OEM Business, or Seller or Stockholder becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a material Proceeding relating to the OEM Business, and (C) the occurrence of any breach by Seller or Stockholder of any representation or warranty, or any covenant or agreement, contained in this Agreement;

               (b) without Buyer's prior consent, which shall not be unreasonably withheld, Seller will not, and Stockholder shall not permit the Company to, do any of the following and will not agree to:

                    (i) purchase or otherwise acquire assets for the OEM Business from any other Person other than in the ordinary course of business;

                    (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber, any of the assets of the OEM Business except in the ordinary course of business consistent with past practices;

                    (iii) enter any agreement or arrangement with respect to the OEM Business that requires or allows payment, acceleration of payment or incurrence of Liabilities, or the rendering of services by Seller outside the ordinary course of business;

                    (iv) amend or modify in any material respect or terminate any Scheduled Contract or any other Contract entered into by Seller after the date hereof which, if in existence on the date hereof, would be required to be set forth in SCHEDULE 3.13(a) as a Scheduled Contract (each, a "Subsequent Material Contract");

                    (v) make or commit to make any capital expenditure or group of related capital expenditures in connection with the OEM Business in excess of $100,000, other than capital expenditures expressly required under any Scheduled Contract;

                    (vi) enter into or commit or propose to enter into any Subsequent Material Contract;

                    (vii) except as set forth on SCHEDULE 5.01, (A) increase the rate or terms of compensation payable or to become payable to any OEM Employee except in the ordinary course of business, (B) pay or agree to pay to any OEM Employee any pension, retirement allowance or other employee benefit not provided for by any Employee Plan, Benefit Arrangement or Employment Agreement set forth in the Schedules hereto, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement for the benefit of OEM Employees, or increase the rate or terms of any Employee Plan or Benefit Arrangement for the benefit of OEM Employees, (D) enter into any employment agreement with or for the benefit of any OEM Employee, (E) increase the rate of compensation under or otherwise change the terms of any employment agreement set forth in SCHEDULE 3.13(a), or (F) hire or agree to hire any management personnel for the OEM Business;

                    (viii) make any material change in its accounting principles, methods or practices relating to the OEM Business or in the manner it keeps its books and records relating to the OEM Business or any material change of its current practices with regard to sales, receivables, payables or accrued expenses that would affect the timing of recognition of income, collection of receivables or payment of payables relating to the OEM Business;

                    (ix) amend the Share Purchase Agreement or waive any rights of Seller or U.K. Seller thereunder; and

                    (x)  enter into any agreements to do any of the foregoing.

          5.02 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the date hereof until the Closing Date, Seller will, and Stockholder will cause the Company to, and Stockholder will, promptly (a) give Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records relating to the OEM Business upon reasonable prior notice, (b) furnish to Buyer and its counsel, financial advisors, auditors and other authorized representatives such information relating to the OEM Business as Buyer may reasonably request, and
(c) instruct the directors, officers, employees, counsel, auditors and financial advisors of the Company and Stockholder to cooperate with Buyer and its counsel, financial advisors, auditors and other authorized representatives in their investigation of the Company and the OEM Business.

          5.03 COMPLIANCE WITH TERMS OF REQUIRED APPROVALS AND CONSENTS. On and after the Closing Date, Stockholder and Seller shall comply at their own expense with all conditions and requirements affecting Stockholder or Seller set forth in all Required Approvals and Consents as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Buyer

          5.04 MAINTENANCE OF INSURANCE POLICIES. Between the date hereof and the Closing Date, Seller shall not, and Stockholder shall cause the Company to not, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any Insurance Policies with respect to the period of time ending on the Closing Date.

          5.05 ADMINISTRATION OF ACCOUNTS. All payments and reimbursements received by Seller after the Closing Date from any third party with respect to the Transferred Assets shall be held by Seller in trust for the benefit of Buyer and, immediately upon receipt by Seller of any such payment or reimbursement, Seller shall pay, or cause to be paid, over to Buyer the amount of such payment or reimbursement without right of set off.

          5.06. CHANGE OF NAME. Within three Business Days after the Closing Date, Seller shall amend its Articles of Incorporation so as to change its corporate name to a name dissimilar to its current name and thereafter will not use such name or any "DBA" name used by the OEM Business prior to the Closing, other than any DBA name that includes the name "Fred Jones," all of which "Fred Jones" DBA names will be retained by Seller. As promptly as practicable after the Closing Date, but in no event more than 30 days thereafter, Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change in its corporate name and to abandon any DBA name that was used by the OEM Business prior to the Closing other than the "Fred Jones" DBA names.

          5.09 SATISFACTION OF EXCLUDED LIABILITIES. Seller shall satisfy and discharge or cause to be satisfied and discharged all of the Excluded Liabilities in the ordinary course of business consistent with past practices, except for any Excluded Liability that Seller is contesting in good faith.

          5.10 SECURITIES EXCHANGE ACT FINANCIAL STATEMENTS. Seller understands that following the Closing Date Buyer will be required to file with the Securities and Exchange Commission a periodic report on Form 8 K (i) disclosing the purchase of the Transferred Assets in response to Item 2 of Form 8-K and
(ii) setting forth certain financial statements regarding the Transferred Assets pursuant to Item 7 of Form 8-K. At or prior to the Closing, Seller shall deliver to Buyer such financial statements as are called by Form 8-K and Regulation S-X under the Securities Exchange Act of 1934, as amended, in order for Buyer to file such periodic report.

                                 ARTICLE VI

                             COVENANTS OF BUYER

          6.01 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the Closing Date until December 31, 2003, Buyer will promptly
(i) furnish to Seller and its counsel, financial advisors, auditors and other authorized representatives such information relating to the OEM Business as Seller may reasonably request in connection with the preparation of Tax Returns, and (ii) instruct the directors, officers, employees, counsel, auditors and financial advisors of Buyer to cooperate in all reasonable respects with Seller and its counsel, financial advisors, auditors and other authorized representatives in connection with the preparation of Tax Returns. After the Closing Date, in the event that Buyer intends to destroy any documents that contain or otherwise reflect information in connection with the OEM Business for any period prior to the Closing Date, Buyer will provide written notice to Seller of its intention to destroy such documents and provide Seller with the opportunity to request that such documents instead be delivered to Seller. Any information or documents provided to Seller pursuant to this Section 6.01 shall be held by Seller pursuant to Section 7.04.

          6.02 USE OF NAMES. Within three Business Days after the Closing Date, Buyer shall cause the Mexican Joint Venture to take all steps necessary to remove the words "Fred Jones" from its name and thereafter Buyer and its Affiliates will not use the name "Fred Jones" in any form or fashion.

          6.03 U.K. ENVIRONMENTAL MATTER. Buyer shall be responsible, without right of reimbursement from Seller, for 50% of the first L100,000 of Environmental Liability claims of the type covered by paragraph 2.1.3 of that certain Environmental Deed of Indemnity dated 10 October 1997 among Seller, U.K. Seller, ADL and the Vendors, as such Deed existed on the date of its execution, a true and correct copy of which has been delivered to Buyer.

          6.04 SALES TAX PERMITS. Prior to Closing, Buyer will use its reasonable best efforts to obtain and furnish to Seller (i) an appropriate "sales tax permit" from the Oklahoma Tax Commission and similar permits or qualifications from the relevant taxing authority of each other jurisdiction where the sale of property pursuant to this Agreement is deemed to take place, and (ii) such other documents, affidavits and instruments, as may be necessary to authorize Seller to not collect sales, use or other transfer taxes pursuant to the applicable jurisdiction's statutes on the basis that certain of the property being sold to Buyer by Seller pursuant to this Agreement is a sale for resale or is eligible for some other exemption.

                              ARTICLE VII
                       COVENANTS OF ALL PARTIES

          7.01 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Buyer, Seller and Stockholder agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

          7.02 CERTAIN FILINGS. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers. Without limiting the foregoing, the parties hereto shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, if any, as may be required or authorized under the HSR Act.

          7.03 PUBLIC ANNOUNCEMENTS. Up to (and including) the Closing Date, the parties agree that they will not make any disclosure with respect to this Agreement or the transactions contemplated hereby or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect of this Agreement or the transactions contemplated hereby without prior written notice to and approval of the other parties hereto, unless such party reasonably concludes that such release of information is required by Applicable Law or Nasdaq regulations, and the parties hereto cannot reach agreement upon a mutually acceptable form of release. Notwithstanding the foregoing, the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys, investment advisors and financing sources with respect to the contents of this Agreement and the transactions contemplated hereby.

          7.04 CONFIDENTIALITY.

               (a) Stockholder and Seller will, and will cause their Affiliates and representatives to, treat any data and information regarding the OEM Business or Buyer or any of their Affiliates confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Stockholder, Seller or their Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that is required to be disclosed by Applicable Law, (iii) information required to be disclosed to obtain any Required Approvals and Consents, or (iv) any disclosure of such information in litigation between the parties hereto; PROVIDED, HOWEVER, that disclosure pursuant to clause (ii), (iii) or (iv) may be made only to the extent necessary to satisfy the permitted purpose.

               (b) Buyer will, and will cause its Affiliates and representatives to, treat any data and information obtained with respect to Stockholder and the Company confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Buyer or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information available to Buyer or its Affiliates or representatives on a non-confidential basis prior to its disclosure pursuant to this Agreement,
(iii) information that is required to be disclosed by Applicable Law or Nasdaq regulations, (iv) information required to be disclosed to obtain any Required Approvals and Consents, (v) any disclosure of such information in litigation between the parties hereto, (vi) information regarding the OEM Business disclosed after the Closing Date, or (vii) information disclosed to prospective lenders in connection with Buyer's financing of the Purchase Price; PROVIDED, HOWEVER, that disclosure pursuant to clause (iii), (iv), (v) or (vii) may be made only to the extent necessary to satisfy the permitted purpose.

               (c) In the event that the Closing fails to take place and this Agreement is terminated, each party, upon the written request of another party, will, and will cause its representatives to, promptly deliver to the requesting party any and all documents or other materials furnished by the requesting party or any of its Affiliates in connection with this Agreement without retaining any copies thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by the requesting party shall be destroyed by the other party or shall be turned over to the requesting party, and the other party shall confirm to the requesting party in writing that all such materials have been turned over or destroyed. No failure or delay by the requesting party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

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

               (d) The parties hereto recognize and agree that in the event of a breach of this Section 7.04, money damages would not be an adequate remedy for such breach and, even if money damages were adequate, it would be impossible to ascertain with any degree of accuracy the amount of damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of this Section 7.04, the nonbreaching party and its Affiliates shall be entitled to an injunction restraining the breaching party from any breach without showing or proving actual damage sustained by the nonbreaching party or its Affiliates. Nothing in the preceding sentence shall limit or otherwise affect any remedies that the nonbreaching party and its Affiliates may otherwise have under Applicable Law.

          7.05 TAXES.

               (a) All Taxes imposed in connection with the sale of the Transferred Assets shall be borne by Seller except for those Taxes set forth on Schedule 7.05, which shall be borne by Buyer.

               (b) Seller agrees that no new elections with respect to Taxes affecting the Transferred Assets or any changes in current elections with respect to Taxes affecting the Transferred Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

               (c) Buyer and Seller shall (i) provide to each other such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the OEM Business and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes relating to the OEM Business, (ii) retain all records or other information that may be relevant to the preparation of any Tax Returns relating to the OEM Business, or the conduct of any audit or examination, or other tax proceeding relating to the OEM Business, and (iii) retain all relevant documents, including prior year's Tax Returns relating to the OEM Business, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the other party.

               (d) Seller shall provide Buyer with all tax clearance certificates or similar documents that may be required by any state or local taxing authority in order to relieve Buyer of any obligations to withhold any portion of the Purchase Price.

               (e) Seller shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings that could reasonably be expected to affect the Tax Liability of Buyer with respect to the OEM Business.

               (f) Buyer shall keep Seller fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings that could reasonably be expected to affect the Tax Liability of Buyer with respect to the OEM Business.

               (g) If Buyer, in Buyer's sole discretion, shall request, Seller shall (i) assist Buyer in transferring the unemployment tax experience rating of Seller, (ii) cooperate with Buyer to take all actions reasonably necessary to effect and preserve such transfer, and (iii) take no position inconsistent with such transfer. Seller shall provide Buyer with all relevant information necessary to determine whether such transfer is in Buyer's best interest.

          7.06 LEASES. At the Closing Seller, as lessor, and Buyer, as lessee, shall enter into leases in the forms of EXHIBITS B and C hereto. The monthly rental rate to be paid under each such lease shall be equal to the "market rate" as established prior to the Closing by a MAI appraiser selected by the mutual agreement of Seller and Buyer and having experience in appraising properties in the area of the location in question. The appraiser may not be Associated With Buyer, Seller, Stockholder of any of the Principals. The fee of the appraiser shall be shared equally by Buyer and Seller.

          7.07 ASSISTANCE, NONCOMPETION AND GUARANTY AGREEMENT. At the Closing, Buyer, Seller, Stockholder and the Principals shall enter into an Assistance, Noncompetition and Guaranty Agreement substantially in the form of EXHIBIT D hereto. Failure of any of the Principals to enter into such agreement shall constitute a breach of this Agreement by Seller and Stockholder.

          7.08.  EMPLOYEES AND EMPLOYEE BENEFIT MATTERS.

               (a)  OFFERS OF EMPLOYMENT AND BENEFITS FOR OEM EMPLOYEES.

                    (i) Buyer agrees that it will offer employment to all of the OEM Employees and shall hire all such OEM Employees who accept such offer of employment (the "Hired OEM Employees") on the same terms and conditions that are applicable to such employees as of the Closing Date. The offer of employment shall also extend to any OEM Employees who are not currently performing services for Seller because of absence due to injuries covered by workers' compensation or who are otherwise on any authorized leave of absence (the "Absent OEM Employees"). Prior to Closing, Seller will provide to Buyer a list of OEM Employees, including the Absent OEM Employees. Through July 31, 1998, Buyer shall continue to pay to all of the Hired OEM Employees wages and salaries and other forms of compensation at the same rates as were being paid by Seller as of the Closing Date, and Buyer will provide to the Hired OEM Employees the same level and value of employee benefit plans, programs and arrangements that Seller had been providing to the Hired OEM Employees as of the Closing Date, other than Seller's bonus plans and retiree medical plans, as described on SCHEDULE 7.08 attached hereto ("Buyer's Benefit Plans"), PROVIDED, HOWEVER, that Buyer will provide a bonus plan comparable to Seller's bonus plan from the Closing Date through December 31, 1998.
After July 31, 1998, Buyer may (A) amend, terminate or otherwise modify Buyer's Benefit Plans in accordance with the terms and provisions thereof and
(B) modify the terms of employment of the Hired OEM Employees.

                    (ii) Seller currently sponsors a 401(k)/Profit Sharing Plan ("Seller's 401(k) Plan"). In order to facilitate the obligation of Buyer to provide Buyer's Benefit Plans as provided under this Section 7.08(a), as of the Closing Date, Seller will allow Buyer to adopt Seller's 401(k) Plan as a participating employer and to permit the Hired OEM Employees to continue to participate in or begin participation in Seller's 401(k) Plan through at least July 31, 1998, but in no event longer than through December 31, 1998. During the period that Buyer is a participating employer in Seller's 401(k) Plan, Seller's 401(k) Plan shall be considered a "multiple employer plan" and Seller will administer Seller's
401(k) Plan on behalf of Buyer and the Hired OEM Employees until such time as the accounts (including loan accounts) (the "Accounts") of the Hired OEM Employees or any other employees of Buyer who are covered under Seller's
401(k) Plan (such employees of Buyer and the Hired OEM Employees being the "Covered Employees") are directly transferred to Buyer's 401(k) Plan which meets the requirements of Sections 401(a), 401(k) and 501(a) of the Code at the time of such transfer ("Buyer's 401(k) Plan"). The direct transfer of the Accounts from Seller's 401(k) Plan to Buyer's 401(k) Plan shall occur within a reasonable time after July 31, 1998, but in no event later than December 31, 1998. The Accounts and all future contributions made by or on behalf of the Covered Employees will be held in a separate trust for the benefit of the Covered Employees which is part of Seller's 401(k) Plan.
Further, due solely to the consummation of the transaction described in this Agreement, there shall be no distribution made to the Hired OEM Employees from Seller's 401(k) Plan. Buyer agrees to pay to Seller and the administrator of Seller's 401(k) Plan a reasonable fee for the administration of Seller's 401(k) Plan as adopted by the Buyer with respect to the Covered Employees. Until the Accounts are transferred from Seller's 401(k) Plan to Buyer's 401(k) Plan, as provided herein, Buyer will allow the Hired OEM Employees who have outstanding loans in Seller's 401(k) Plan to continue to remit to Seller's 401(k) Plan the required payments under such loans by payroll deduction from wages and salary paid by Buyer to the Hired OEM Employees. As of the Closing Date and the consummation of the transaction provided for in this Agreement, all Hired OEM Employees, if not sooner vested, will be 100% vested and nonforfeitable in their respective Accounts. After the transfer of the Accounts, they shall be held, administered and distributed in accordance with Buyer's 401(k) Plan. Buyer's 401(k) Plan shall provide or will be amended to provide with respect to the Accounts of the OEM Hired Employees the same payment options, optional forms of benefits and other significant provisions that are contained in Seller's 401(k) Plan and would be classified as "protected benefits" under Section 411 of the Code and regulations issued thereunder. The transfer of the Accounts from Seller's 401(k) Plan to Buyer's 401(k) Plan will be made in a manner that will continue the qualified status of each such plan under the applicable provisions of the Code.

                    (iii) Buyer will recognize and credit the prior employment service of the Hired OEM Employees with Seller for purposes of eligibility and vesting with respect to Buyer's Benefit Plans. Further, Buyer shall cause to be waived any pre-existing condition clause that would preclude any of the Hired OEM Employees from being eligible to participate in Buyer's medical plan. It is the intent of Seller and Buyer that the Hired OEM Employees should have no interruption in their participation in Buyer's Benefit Plans in connection with commencement of employment with Buyer.

                    (iv) Notwithstanding the foregoing, the Hired OEM Employees will be employed at the will of Buyer and after the Closing Date Buyer will be free to terminate the employment of any Hired OEM Employee in Buyer's sole discretion, subject to Applicable Law and the terms of any written employment agreement between Buyer and such employee.

               (b) LIABILITY FOR WAGES AND BENEFITS. Seller will be responsible for all liabilities for vested accrued benefits and claims incurred but not yet paid as of the Closing Date under any employee welfare plan (as defined in Section 3(1) of ERISA), any Employee Pension Benefit Plan or any other employee benefit plans, programs or arrangement of Seller that provide benefits for OEM Employees, their eligible dependents or their beneficiaries, and for the payment of any wages accrued as of Closing Date, severance or other termination-related obligations to OEM Employees as may be required by Applicable Law or otherwise. Buyer will be responsible with respect to all liabilities arising after the Closing Date with respect to any of the Hired OEM Employees that relate to or arise from the employment of the Hired OEM Employees by Buyer, including any obligation that Buyer may have with respect to (i) payment of any benefits that become payable under Buyer's Benefit Plans, (ii) payment of any wages accrued after the Closing Date, and
(iii) severance or other termination-related obligation to Hired OEM Employees as may be required by Applicable Law or otherwise.

               (c) OEM EMPLOYEE INFORMATION. Buyer acknowledges that prior to Closing it may have access to personnel, benefit or other confidential information pertaining to the OEM Employee pursuant to Section 5.02 or otherwise. Buyer agrees that it has maintained and used and at all times in the future shall maintain and use such information only in accordance with Applicable Law.

               (d) WORKERS' COMPENSATION. Seller will bear the entire cost and expense of all workers' compensation claims arising out of injuries identifiably sustained by Hired OEM Employees on or before the Closing Date. Buyer will bear the entire cost and expense of all workers' compensation claims arising out of injuries identifiably sustained by Hired OEM Employees after the Closing Date. Buyer shall bear the entire cost and expense of all workers' compensation claims arising out of injuries without an identifiable date of occurrence and that are alleged to have arisen either before or after the Closing Date. After the Closing Date, Buyer will use its reasonable best efforts to facilitate the return to work of any Hired OEM Employees who were on disability leave on the Closing Date as a result of a work-related injury or illness.

                              ARTICLE VIII
                         CONDITIONS TO CLOSING

          8.01 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

               (a) (i) Seller and Stockholder shall each have performed and satisfied in all material respects each of their material obligations hereunder required to be performed and satisfied by any of them on or prior to the Closing Date, (ii) each of the representations and warranties of Seller and Stockholder contained in this Agreement shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date, and
(iii) Buyer shall have received certificates signed by Stockholder and a duly authorized executive officer of Seller to the foregoing effect and to the effect that the conditions specified in this Section 8.01 have been satisfied.

               (b) All Required Approvals and Consents (including such consents as are required under Subsequent Material Contracts) shall have been obtained without the imposition of any conditions that are or would become applicable to the OEM Business, the Transferred Assets, Buyer or any of its Affiliates after the Closing that Buyer in good faith reasonably determines would be materially burdensome upon the OEM Business, the Transferred Assets, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date. All such Required Approvals and Consents shall be in effect; no Proceedings or other action shall have been instituted or threatened by any Person with respect thereto as to which, in Buyer's good faith opinion, there is a material risk of termination or revocation of, or material adverse (as to the OEM Business, the Transferred Assets or Buyer) modification of, any such Required Approval or Consent; all applicable waiting periods with respect to such Required Approvals and Consents shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Required Approvals and Consents to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Approvals and Consents are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

               (c) The consummation of the transactions contemplated by this Agreement shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby, or imposing Damages on Buyer in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority
(or determinations by any Governmental Authority) or by any other Person
(i) challenging or in any manner seeking to restrict or prohibit the consummation of the transactions contemplated hereby, or to impose conditions that Buyer in good faith determines would be materially burdensome upon the OEM Business, the Transferred Assets, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as such businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date.

               (d) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting the Company or the OEM Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

               (e) Seller, as lessor, shall have executed and delivered to Buyer the real property leases called for by Section 7.06.

               (f) Seller, Stockholder and each of the Principals shall have executed and delivered to Buyer the Assistance, Noncompetition and Guaranty Agreement called for by Section 7.07.

               (g) Buyer shall have received an opinion of McAfee & Taft in a form reasonably acceptable to Buyer.

               (h) As of the Closing Date, there shall exist no Liens on any Transferred Assets.

               (i) Seller shall have executed and delivered a bill of sale and such other documents of assignment, transfer and conveyance (including duly endorsed share certificates representing the outstanding shares of the U.K. Subsidiaries and Seller's interest in the Mexican Joint Venture) as Buyer shall reasonably request to transfer to Buyer all right, title and interest of Seller in and to the Transferred Assets.

               (j) Buyer shall have received financing on terms reasonably acceptable to Buyer and in an amount sufficient to pay the Purchase Price and Buyer's expenses related to the negotiation of this Agreement and the consummation of the transactions contemplated hereby.

               (k) Buyer shall have received the financial statements called for by Section 5.10.

               (l) Buyer shall have satisfied itself, in its reasonable judgment, that both Ford Motor Company and General Motors Corporation are willing to purchase remanufactured transmissions and related components from Buyer after the Closing on terms and in quantities at least comparable to those on and in which they purchased such items from Seller prior to the Closing, PROVIDED that this condition shall be deemed to have been satisfied as of and following February 24, 1998 unless prior to such date Buyer has notified Seller in writing that this condition will not be satisfied.

               (m) each of Ron Bradshaw, James Carey, Tom Kawsky and John Paschal shall have executed and delivered to Buyer an employment agreement in substantially the form of EXHIBIT E hereto with such additions thereto as Buyer and the respective employee may agree upon.

          8.02 CONDITIONS TO OBLIGATION OF STOCKHOLDER AND SELLER. The obligation of Stockholder and Seller to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

               (a) (i) Buyer shall have performed and satisfied in all material respects each of its material obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, (ii) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date, and (iii) Seller shall have received certificates signed by a duly authorized executive officer of Buyer to the foregoing effect and to the effect that the conditions specified in this Section 8.02 have been satisfied.

               (b) All Required Approvals and Consents (including such consents as are required under Subsequent Material Contracts) shall have been obtained without the imposition of any conditions that are or would become applicable to Stockholder or Seller or any of their Affiliates after the Closing that Seller in good faith reasonably determines would be materially burdensome upon Stockholder or Seller or any of their Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date. All such Required Approvals and Consents shall be in effect; no Proceedings or other action shall have been instituted or threatened by any Person with respect thereto as to which, in Seller's good faith opinion, there is a substantial risk of termination or revocation of, or material adverse (as to Stockholder or Seller) modification of, any such Required Approval or Consent; all applicable waiting periods with respect to such Required Approvals and Consents shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Required Approvals and Consents to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Approvals and Consents are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

               (c) The consummation of the transactions contemplated by this Agreement shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby, or imposing Damages against Stockholder or Seller in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person (i) challenging or in any manner seeking to restrict or prohibit the consummation of the transactions contemplated hereby, or to impose conditions that Seller in good faith determines would be materially burdensome upon Stockholder or Seller or any of their Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as such businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date.

               (e) Buyer, as lessee, shall have executed and delivered to Seller the real property leases called for by Section 7.06.

               (f) Stockholder and Seller shall have received an opinion of Joseph Salamunovich, Buyer's General Counsel, in a form reasonably acceptable to Stockholder and Seller.

               (g) Buyer shall have executed and delivered to Seller a Computer Services Agreement substantially in the form of EXHIBIT F hereto.

               (h) Seller, U.K. Seller and Stockholder shall have received the payments called for by Section 2.06(b).

               (i) Buyer shall have executed and delivered to Seller a Lease Assignment and Assumption Agreement for each of the Leases included in the Transferred Assets in a form reasonably acceptable to Seller.

               (j) Buyer shall have executed and delivered to Seller an Assignment and Assumption Agreement for all Contracts included in the Transferred Assets in a form reasonably acceptable to Seller.

               (k) Buyer shall have executed and delivered to Seller, Stockholder and the Principals the Assistance, Noncompetition and Guaranty Agreement called for by Section 7.07.

               (l) Buyer shall have obtained the permits and qualifications called for by Section 6.04

               (m) Buyer shall have executed and delivered to each of Ron Bradshaw, James Carey, Tom Kawsky and John Paschal an employment agreement in substantially the form of EXHIBIT E hereto with such additions thereto as Buyer and the respective employee may agree upon.

                             ARTICLE IX
                          INDEMNIFICATION

          9.01 AGREEMENT TO INDEMNIFY.

               (a) Subject to the limitations provided herein Buyer and its Affiliates (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless on a joint and several basis by Stockholder and Seller in respect of any Damages reasonably and proximately incurred by any Buyer Indemnitee (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Stockholder or Seller in this Agreement, or
(ii) in connection with any Excluded Liabilities. The aggregate Liability of Stockholder and Seller under Section 9.01(a)(i) shall not exceed $43,750,000, except in the case of Damages due to the fraud or willful misconduct of Stockholder or Seller.

               (b) Subject to the limitations provided herein, Stockholder, Seller and their Affiliates (collectively the "Seller Indemnitees") shall each be indemnified and held harmless by Buyer in respect of any and all Damages reasonably and proximately incurred by any of the Seller Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement, (ii) Assumed Liabilities or (iii) the conduct of the OEM Business after the Closing Date.

               (c) Notwithstanding the foregoing, Buyer Indemnitees may not seek indemnification under Section 9.01(a) for any particular claim that does not exceed $25,000, such claim being treated as if it did not exist for purposes of this Agreement.

               (d) Notwithstanding the foregoing, Buyer Indemnitees may not seek indemnification under Section 9.01(a) unless and until the claims in the aggregate exceed $750,000, provided that if such threshold is exceeded, the Buyer Indemnitees may seek indemnification hereunder only for such excess. The foregoing limitation shall not apply to Damages relating to Excluded Liabilities or Damages due to the fraud or willful misconduct of Stockholder or Seller.

          9.02 SURVIVAL OF REPRESENTATION, WARRANTIES AND COVENANTS.

               (a) The representations and warranties contained in this Agreement shall survive as follows:

                    (i) Except as otherwise provided in Section 9.02(a)(ii) or (iii), all representations and warranties shall expire on March 31, 2000.

                    (ii) Notwithstanding Section 9.02(a)(i), the representations and warranties of any party contained herein shall survive until 60 days after the expiration of any applicable statute of limitations, including extensions thereof, with respect to any inaccuracy or misrepresentation arising out of fraud or willful misconduct.

                    (iii) Notwithstanding Section 9.02(a)(i), the representations and warranties contained in Sections 3.15, 3.19, 3.21 and
     3.23 shall survive until 60 days after the expiration of any applicable statute of limitations, including extensions thereof.

Any cause of action for breach of a representation or warranty contained herein shall expire and terminate on the date on which such representation or warranty expires pursuant to this Section 9.02(a) unless the party seeking indemnification with respect to such breach delivers to the appropriate Indemnifying Parties written notice and a reasonably detailed explanation of the alleged breach on or before 5:00 p.m., Central Time, on such expiration date.

               (b) The covenants contained in this Agreement to be performed after the Closing Date shall survive without expiration unless otherwise expressly provided in such covenant.

          9.03 CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give prompt notice of any claim for indemnification shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure materially adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. The Indemnifying Party shall have 30 days following its receipt of such notice to either acquiesce in or object to the claim in writing. If the Indemnifying Party does not object thereto within such 30-day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim.

          9.04 DEFENSE OF CLAIMS.

               (a) In connection with any claim that may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, any Indemnifying Party may, subject to Section 9.04(c), assume the defense of such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim) upon written notice to the relevant Indemnitee, if all Indemnifying Parties with respect to such claim or Proceeding (i) jointly acknowledge to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim and (ii) provide assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Parties will be financially able to satisfy such claim in full. Prior to the assumption by an Indemnifying Party of the defense of any claim or Proceeding, the Indemnitee may make such appearances and filings with respect thereto as the Indemnitee reasonably determines to be necessary or appropriate. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.04(a), the Indemnitee may defend against such claim or Proceeding, subject to Section 9.04(d), PROVIDED that the Indemnifying Parties may subsequently elect to assume the defense of such claim or Proceeding if they provide the notice called for by the first sentence of this Section 9.04.

               (b) If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to the Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment relating to, such claim or Proceeding, without the prior written consent of such Indemnitee, PROVIDED that (i) the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment in accordance with the terms thereof, (ii) the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business, and (iii) a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Subject to Section 9.04(c), the Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.04.

               (c) Notwithstanding Section 9.04(a), the Indemnifying Parties may not assume the defense of any claim or Proceeding and the Indemnitee may assume such defense if, in the reasonable opinion of the Indemnitee, there are one or more legal defenses available to the Indemnitee that conflict with those available to an Indemnifying Party. If the Indemnitee assumes defense of any such claim or Proceeding pursuant to the last sentence of Section 9.04(a) or pursuant to this Section 9.04(c), (i) the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding, and
(ii) if the Indemnitee receives a settlement proposal from the Person asserting such claim or instituting such Proceeding and is notified by an Indemnifying Party that such Indemnifying Party wants to accept such settlement proposal, the Liability of the Indemnifying Parties with respect to such claim or Proceeding shall equal the lesser of (A) the amount offered in such settlement proposal, (B) the amount of actual Damages of the Indemnitee with respect to such claim or Proceeding or (C) the maximum Liability of the Indemnifying Parties pursuant to Section 9.01(a) and any such settlement shall expressly release the Indemnifying Parties from any further Liability with respect to the claim.

               (d) If the Indemnitee assumes the defense of any claim or Proceeding pursuant to the last sentence of Section 9.04(a) or pursuant to
Section 9.04(c), the Indemnitee shall conduct such defense in such manner as it shall deem appropriate, PROVIDED that the Indemnitee may not settle or compromise any claim or Proceeding or consent to the entry of any judgment with respect thereto without the prior written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld.

          9.05 TAX EFFECT. If the payment of any Damages for the benefit of an Indemnitee results in a reduction of Tax due and payable by such Indemnitee (a "Tax Benefit"), then the amount of Damages payable shall be reduced by, or, if Damages have already been paid, then the Indemnitee shall refund to the Indemnifying Parties, an amount equal to the difference between the actual amount of Tax due and payable by such Indemnitee with respect to such year and the amount of Tax that would have paid by such Indemnitee solely but for such Tax Benefit.

                                  ARTICLE X
                                 TERMINATION

          10.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

               (a)  by mutual written agreement of all of the parties hereto;

               (b) by a party at any time following the expiration of 30 days from the date that such party has given notice to another party of any one or more inaccuracies or misrepresentations in or breaches of the representations or warranties made by the recipient of such notice contained in this Agreement that, if not cured prior to the Closing Date, would give the notifying party grounds not to close under Section 8.01 or 8.02, as the case may be, when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties as to which the notifying party shall have given notice to previously pursuant to this clause (b); PROVIDED, HOWEVER, that no termination under this clause

(b) shall take effect if such inaccuracies, misrepresentations or breaches shall have been cured in all material respects within such 30-day period;

               (c) by a party at any time following the expiration of 30 days from the date that such party has given written notice to another party of the failure by the recipient of such notice to perform and satisfy in any material respect any of its material obligations under this Agreement required to be performed and satisfied by it on or prior to the Closing Date, or the failure to perform and satisfy any other obligations of the recipient of such notice under this Agreement if the aggregate of all such other failures shall be material; PROVIDED, HOWEVER, that no termination under this clause (c) shall take effect if such breaches or failures shall have been cured in all material respects within such 30-day period;

               (d) by any party hereto, if the Closing shall not have been consummated by the Outside Date; PROVIDED, HOWEVER, that a party may not terminate this Agreement pursuant to this clause (d) if the Closing shall not have been consummated by reason of any inaccuracy or misrepresentation in the representations or warranties made in this Agreement by such party or any failure of such party or any of his or its Affiliates to perform and satisfy in all material respects any of his or its respective covenants or obligations contained in this Agreement; or

               (e) by any party hereto if any Applicable Law shall hereafter be enacted or become applicable that makes the transactions contemplated hereby illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining any party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable.

          10.02 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party to any other party to this Agreement; PROVIDED, HOWEVER, that if such termination shall result from the breach by any party of its representations, warranties or covenants contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach notwithstanding such termination. The provisions of Sections 7.04, 10.02, 11.01, 11.03, 11.05 11.07, 11.08, 11.10, 11.11 and 11.12 shall survive any termination of this Agreement pursuant to Section 10.1.

                               ARTICLE XI
                             MISCELLANEOUS

          11.01 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given
(i) when delivered by personal delivery, (ii) five Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) the day following being sent through an overnight delivery service in circumstances in which such service guarantees next day delivery, or
(iv) once such notice or other communication is transmitted to the telecopier number specified below and the appropriate answer back or telephonic confirmation is received, PROVIDED that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above:

               If to Seller or Stockholder:

                    Fred Jones Industries
                    123 South Hudson
                    Oklahoma City, OK  73102
                    Telecopier No.: (405) 231-2468
                    Attn.: Fred J. Hall

                    with a copy to:

                    McAfee & Taft
                    Two Leadership Square, 10th Floor
                    211 North Robinson
                    Oklahoma City, OK  73102
                    Telecopier No.: (405) 235-0439
                    Attn.: Gary F. Fuller, Esq.

               If to Buyer:

                    Aftermarket Technology Corp.
                    900 Oakmont Lane, Suite 100
                    Westmont, IL  60559
                    Telecopier No.: (630) 455-2621
                    Attn.: General Counsel

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          11.02 AMENDMENTS; NO WAIVERS.

               (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          11.03 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign its right to purchase some or all of the Transferred Assets to one or more wholly owned subsidiaries of Buyer, PROVIDED that such assignment shall not relieve Buyer of any of its obligations hereunder.

          11.05 GOVERNING LAW. Except as otherwise provided in Section 11.11 with respect to arbitration under the Federal Arbitration Act, this Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Oklahoma.

          11.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

          11.07 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to herein, which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          11.08 CONSTRUCTION. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof. Neither party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party hereto. Matters disclosed on one or more schedules attached hereto and made a part hereof shall be deemed to have been disclosed on each and every relevant schedule to the extent necessary to make any other statement, representation or warranty contained herein not misleading.

          11.09 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

          11.10 THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

          11.11 ARBITRATION OF CLAIMS.

               (a) Except as otherwise specifically provided elsewhere in this Agreement, any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby, including, without limitation, any dispute between any Indemnitee and any Indemnifying Party under Article IX which the parties are unable to resolve themselves, shall be submitted to and resolved by arbitration pursuant to and in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the initial request that gave rise to the dispute to be arbitrated (the "AAA Rules").

               (b) Such arbitration shall be conducted by a panel of three arbitrators, which shall be selected from a list of arbitrators pursuant to and in accordance with the AAA Rules. Such arbitration proceeding shall be conducted in Oklahoma. The arbitrators shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. Notwithstanding the foregoing, the parties agree that they will attempt, and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude such arbitration proceeding and have a final decision from the arbitrators within 90 days from the date of selection of the arbitrators; PROVIDED, HOWEVER, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrator shall not have the power or authority to award consequential, incidental or punitive damages. The arbitrators shall promptly deliver a written decision with respect to the dispute to each of the parties, which shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrators shall be final, conclusive and binding, absent fraud or manifest error, and that it will not contest any action by any other party hereto in accordance with a decision of the arbitrators, except on a basis of fraud or manifest error. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 11.11 by bringing suit in any court of competent jurisdiction.

               (c) All fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 11.11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this
Section 11.11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 11.11 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

          11.12 CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    FRED JONES INDUSTRIES A LIMITED
                                    PARTNERSHIP, a Texas limited partnership

                                    By: The Fred Jones Companies, Inc., General
                                        Partner


                                        By:       /s/ Fred J. Hall
                                           ------------------------------------
                                        Name:   Fred J. Hall
                                        Title:  Treasurer

                                    AUTOCRAFT INDUSTRIES, INC., an Oklahoma
                                    corporation


                                    By:       /s/ Fred J. Hall
                                       ----------------------------------------
                                    Name:   Fred J. Hall
                                    Title:  Chairman and CEO

                                    AFTERMARKET TECHNOLOGY CORP., a Delaware corporation


                                    By:      /s/ Joseph Salamunovich
                                       ----------------------------------------
                                              Joseph Salamunovich
                                                Vice President

                                  ACKNOWLEDGEMENTS

STATE OF OKLAHOMA        )
                         )
COUNTY OF Oklahoma       )

          This instrument was acknowledged before me on February 10, 1998, by _______ Fred J. Hall, as Treasurer of The Fred Jones Companies, Inc., a Texas corporation, as general partner of Fred Jones Industries A Limited Partnership, a Texas limited partnership.

[SEAL]

                                                  /s/ Mary Lon Brown
                                           ------------------------------------
                                           Notary Public
                                           My Commission Expires: 4-26-2000

STATE OF OKLAHOMA        )
                         )
COUNTY OF Oklahoma       )

          This instrument was acknowledged before me on February 10, 1998, by _______ Fred J. Hall, as Chairman and CEO of Autocraft Industries, Inc., an Oklahoma corporation.

[SEAL]
                                                   /s/ Mary Lon Brown
                                           ------------------------------------
                                           Notary Public
                                           My Commission Expires: 4-26-2000

STATE OF ILLINOIS        )
                         )
COUNTY OF DU PAGE        )

          This instrument was acknowledged before me on February 10, 1998, by Joseph Salamunovich, as Vice President of Aftermarket Technology Corp., a Delaware corporation.

[SEAL]
                                                   /s/ Linda Brost
                                           ------------------------------------
                                           Notary Public
                                           My Commission Expires: 12/1/2001

                                   EXHIBITS

Exhibit A. . . . . . . . . . . . . . . . . . . . . . . . . Financial Statements
Exhibit B. . . . . . . . . . . . . . .Form of Real Property Lease (GM Facility)
Exhibit C. . . . . . . . . . . . .Forms of Real Property Lease (Computer Space)
Exhibit D. . . . . . Form of Cooperation, Noncompetition and Guaranty Agreement
Exhibit E. . . . . . . . . . . . . . . . . . . . . Form of Employment Agreement
Exhibit F. . . . . . . . . . . . . . . . . .Form of Computer Services Agreement

                                   SCHEDULES

Schedule 1.01. . . . . . . . . . . . . . . . . . . . . . . . . .Permitted Liens
Schedule 2.01(b) . . . . . . . . . . . . . . . . . . . . . . . . . . .Equipment
Schedule 2.01(p) . . . . . . . . . . . . . . . . . . . . OEM Business Locations
Schedule 2.02. . . . . . . . . . . . . . . . . . . . . . . . . .Excluded Assets
Schedule 3.01. . . . . . . . . . . . . . . . . . . . . . Foreign Qualifications
Schedule 3.04. . . . . . . . . . . . . . . . . .Required Approvals and Consents
Schedule 3.07. . . . . . . . . . . . . . . . . . . . . . . .Certain Liabilities
Schedule 3.08. . . . . . . . . . . . . . . . . . . . Absence of Certain Changes
Schedule 3.09(a)(i). . . . . . . . . . . . . . . . . . . . . . . .Real Property
Schedule 3.09(a)(ii) . . . . . . . . . . . . . . . . . Personal Property Leases
Schedule 3.09(b) . . . . . . . . . . . . . . . . . . . . . . Non-Binding Leases
Schedule 3.09(c) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Liens
Schedule 3.09(d) . . . . . . . . . . . . . . . . . . . . . .Land-Use Regulation
Schedule 3.09(f) . . . . . . . . . . . . . . . . . . . . . . .Personal Property
Schedule 3.10. . . . . . . . . . . . . . . . . . . . . . Affiliate Transactions
Schedule 3.11. . . . . . . . . . . . . . . . . . . . . . . . . . . .Inventories
Schedule 3.12. . . . . . . . . . . . . . . . . . . . . . . . . . . . Litigation
Schedule 3.13(a) . . . . . . . . . . . . . . . . . . . . . .Scheduled Contracts
Schedule 3.13(b) . . . . . . . . . . . . . . . .Non-Binding Scheduled Contracts
Schedule 3.13(c) . . . . . . . . . . . . . . . .Primary Customers and Suppliers
Schedule 3.14. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Permits
Schedule 3.15. . . . . . . . . . . . . . . . Noncompliance with Applicable Laws
Schedule 3.16. . . . . . . . . . . . . . . . . Employee Agreements and Benefits
Schedule 3.17. . . . . . . . . . . . . . . . . . . Labor and Employment Matters
Schedule 3.18. . . . . . . . . . . . . . . . . . . . . . .Intellectual Property
Schedule 3.19. . . . . . . . . . . . . . . . . . . . . . .Environmental Matters
Schedule 3.20. . . . . . . . . . . . . . . . . . . . . . . . Insurance Policies
Schedule 3.21. . . . . . . . . . . . . . . . . . . . . . . . . . . .Tax Matters
Schedule 3.22. . . . . . . . . . . . . . . . . . . . . . . .Accounts Receivable
Schedule 5.01. . . . . . . . . . . . . . . . . . . Certain Compensation Matters
Schedule 7.05. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Taxes
Schedule 7.08. . . . . . . . . . . . . . . . . . . . . . .Buyer's Benefit Plans